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                                                                    EXHIBIT 15.0


May 13, 2003

AVANIR Pharmaceuticals
San Diego, California

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of AVANIR Pharmaceuticals and subsidiary as of March 31, 2003 and the related consolidated statements of operations and cash flows for the three-month and six-month periods ended March 31, 2003 and 2002, as indicated in our report dated May 7, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, is incorporated by reference in Registration Statement Nos. 33-71276, 33-94370, 333-83089, 333-84183 and 333-38094 on Form S-8 and Registration Statement Nos. 33-49082, 33-76094, 333-24549, 333-76641, 333-77925, 333-31442, 333-32776,
333-34958 and 333-35934 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP

San Diego, California